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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                        NOBLE HOLDING (U.S.) CORPORATION


                                    ARTICLE I

         The name of the corporation is Noble Holding (U.S.) Corporation (the "Corporation").

                                   ARTICLE II

         The address of the initial registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the initial registered agent of the Corporation at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

                                   ARTICLE IV

         The Corporation is to have perpetual existence.

                                    ARTICLE V

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,000 shares of common stock, par value of $.01 per share ("Common Stock").

                                   ARTICLE VI

         The number of directors constituting the initial Board of Directors is three (3). Subject to the provisions of law, the number of the directors of the Corporation may be increased or decreased from time to time pursuant to the Bylaws of the Corporation (the "Bylaws"). Each director shall serve until the annual meeting of stockholders next following his election or until his earlier death, resignation or removal. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.



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                                   ARTICLE VII

         The names and addresses of the persons who are to serve as the initial directors of the Corporation until their respective successors are duly elected and qualified, or until the term of office shall have otherwise terminated, are as follows:

         Name                                                 Mailing Address
         ----                                                 ---------------
         Robert D. Campbell                                   13135 South Dairy Ashford, Suite 800
                                                              Sugar Land, Texas 77478

         Mark A. Jackson                                      13135 South Dairy Ashford, Suite 800
                                                              Sugar Land, Texas 77478

         Julie J. Robertson                                   13135 South Dairy Ashford, Suite 800
                                                              Sugar Land, Texas 77478

                                  ARTICLE VIII

         The Board of Directors is expressly authorized and empowered to make, alter or repeal the Bylaws, subject to the power of the stockholders to alter or repeal the Bylaws.

                                   ARTICLE IX

         The election of directors need not be by written ballot unless the Bylaws so provide.

                                    ARTICLE X

         To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

                                   ARTICLE XI

         Any contract or other transaction between the Corporation and one or more of its directors, between the Corporation and any firm of which one or more of its directors is a member or of which a director is an employee or in which a director is otherwise interested, or between the Corporation and any corporation or association of which one or more of its directors



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are stockholders, members, directors, officers or employees or in which they are interested shall be valid for all purposes. The foregoing shall be true notwithstanding the presence of such director or directors at the meeting of the Board of Directors that acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall nevertheless authorize, approve and ratify such contract or transaction by vote of a majority.

                                   ARTICLE XII

         The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

                                  ARTICLE XIII

         The powers of the sole incorporator shall terminate upon filing of this Certificate of Incorporation. The name and address of the sole incorporator are as follows:

         Name                                        Mailing Address
         ----                                        ---------------
         Courtney York                               Baker Botts L.L.P.
                                                     2001 Ross Avenue, Suite 800
                                                     Dallas, Texas 75201

         THE UNDERSIGNED, being the sole incorporator herein named, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying that this is her act and deed and that the facts herein stated are true, and accordingly has hereunto set her hand as of the 8th day of March 2002.



                                           /s/ Courtney York
                                           ------------------------------------
                                           Courtney York



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